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INTERNATIONAL [LOGO] PAPER
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                                                         2 MANHATTANVILLE ROAD
                                                         PURCHASE, NY 10577-2196

News Release

Media Contact: Jack Cox, 914-397-1952
Analyst Contacts: Carol Tutundgy, 914-397-1632; Mary Winn Settino, 914-397-1623

International Paper Reports Strong Improvement in Operating Earnings
                               for Second-Quarter

July 13, 1999

Purchase, N.Y. -- International Paper reported second-quarter 1999 net earnings of $99 million, or $.24 a share, before special and extraordinary items. This is an increase of $67 million ($.16 a share) over first-quarter 1999 earnings, which were $32 million ($.08 per share). Second-quarter 1999 net sales were $6.0 billion, the same as first-quarter 1999. All previous periods have been restated to include Union Camp Corporation.

International Paper reported a loss of $71 million ($.17 per share) in the second quarter of 1999 after special and extraordinary items. Special items amounted to $234 million before tax ($.38 per share) and consisted of charges of $98 million for Union Camp merger related severance, $59 million for one-time merger expenses, $113 million for shut down of excess internal capacity and cost reduction actions and credits of $36 million from the reversal of previously established reserves that were no longer required. The extraordinary expense of $13 million after taxes ($.03 per share) was for the refinancing of high interest Union Camp debt, which International Paper assumed under the merger agreement. Second-quarter 1998 earnings were $103 million ($.25 per share) on sales of $5.8 billion.

"Looking forward, market conditions are more favorable than we've seen in some time," said John Dillon, chairman and chief executive officer. "The improvement, which began at the end of the first quarter, has strengthened and accelerated into a clear trend. In most of our paper and packaging businesses as supply and demand are coming into balance, the negative effects of Asia are moderating, and the outlook for world economies remains strong. There is very little new capacity scheduled or announced, and prices for all of our major products are improving.

"Additionally, our building-products sector remains very strong, although for International Paper it makes up less than 15 percent of our overall business," Dillon said. "As the paper and packaging sectors continue to build similar momentum, we believe International Paper is ideally situated to capitalize, in both the domestic and international markets, on what we expect will be a broad-based rebound in the paper and forest products industry.

"Of course, we're doing much more at International Paper than simply riding the up cycle," Dillon said. "We're changing our company by more effectively managing our capacity and production. During the past three years, we've closed down 11 percent of our linerboard capacity and either closed or reallocated another 11 percent of our uncoated paper capacity. Our Gardiner mill is on indefinite shutdown as is one machine at our Savannah mill, and in June we announced another three permanent capacity shutdowns totaling 140,000 tons.

Page 2.

"Beyond that," Dillon said, "our efficiency and cost-reduction efforts have racked up record savings during the last two years and are on pace to do so again in 1999; our capital spending is below depreciation and amortization, with no plans to add new capacity; and our merger with Union Camp is going not only well, but well ahead of expectations. The merger was additive to earnings in the second quarter, and we have increased our merger savings target from $300 million to $425 million, which will be realized within an 18 month time frame."

Within our Packaging segment, Industrial Packaging earnings were up tenfold as containerboard price increases were realized. Consumer Packaging results increased nearly a third largely due to improved results in bleached board and beverage packaging.

In the Forest Products segment, earnings were up slightly. Wood Products earnings nearly doubled on very strong demand. Panel prices reached record levels and lumber prices continue to rise. However, earnings from our timber operations were lower.

Earnings in our Printing and Communications Papers segment improved. Uncoated free sheet commodity pricing continued to improve and the supply/demand trend in pulp is favorable.

In the company's distribution business, xpedx, earnings were 13 percent higher as margins improved and more benefits were realized from the Zellerbach merger.

Chemicals and Petroleum results were up sharply, primarily because of improvement in demand for chemical products and higher natural gas prices.

Both year-to-date and prior year financial statements have been restated to include the results of Union Camp Corporation on a pooling of interests basis. As a result the first quarter, 1999 earnings are now $32 million ($.08 per share) compared to the previously reported $44 million ($.14 per share); first half 1998 earnings are now $203 million ($.50 per share) compared to the previously reported $161 million ($.53 per share) and first quarter 1998 earnings are now $100 million ($.25 per share) as compared to the previously reported $75 million ($.25 per share).

International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include printing paper, packaging, building materials, chemical products and distribution. Headquartered in the United States at Purchase, N.Y., the company has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.

                                    # # # #

This news release contains certain forward-looking statements concerning anticipated savings. Actual results may differ based primarily on whether such savings from restructuring the merger with Union Camp and other initiatives are achieved.

Page 3.

                                               International Paper
                                            Sales by Business Segment
                                            Preliminary and Unaudited
                                                  (In millions)

                                  Three Months Ended        Six Months Ended
                                       June 30,                 June 30,
                                 --------------------     ---------------------
                                   1999        1998         1999         1998
                                 --------    --------     --------     --------

Printing & Communications        $  1,405    $  1,480     $  2,880     $  3,065
  Papers

Industrial & Consumer Packaging     1,760       1,790        3,435        3,520

Distribution                        1,675       1,380        3,375        2,790

Chemicals & Petroleum                 360         375          710          740

Forest Products                       815         715        1,600        1,430

Carter Holt Harvey                    400         365          765          780

Less: Intersegment Sales             (419)       (272)        (737)        (486)
                                 --------    --------     --------     --------

                                 $  5,996    $  5,833     $ 12,028     $ 11,839
                                 ========    ========     ========     ========

Page 4.


                                                               International Paper
                                                        Summary of Consolidated Earnings
                                                            Preliminary and Unaudited
                                            (In millions except for net sales and per share amounts)

                                                Three Months Ended             Six Months Ended
                                                    June 30, (c)                  June 30, (c)
                                               --------------------          --------------------
                                               1999           1998           1999           1998
                                               -----          -----          -----          -----
Net Sales (In billions)                        $ 6.0          $ 5.8          $12.0          $11.8
                                               -----          -----          -----          -----

Earnings Before Interest, Income
  Taxes and Minority Interest                     87(a)         327(b)         324(a)         670(b)

  Interest expense, net                          123            156            266            314
                                               -----          -----          -----          -----

Earnings (Loss)  Before Income Taxes
  and Minority Interest                          (36)(a)        171(b)          58(a)         356(b)

  Income tax (benefit) provision                 (18)(a)         49(b)          10(a)         112(b)

  Minority interest expense, net of taxes         40             19             74             41
                                               -----          -----          -----          -----


Earnings (Loss) Before Extraordinary
  Items                                          (58)(a)        103(b)         (26)(a)        203(b)

  Loss on extinguishment of debt                  13                            13
                                               -----          -----          -----          -----


Net Earnings (Loss)                            $ (71)(a)      $ 103(b)       $ (39)(a)      $ 203(b)
                                               =====          =====          =====          =====

Earnings (Loss) Per Common Share
  Before Extraordinary Items                   $(0.14)        $0.25          $(0.06)        $0.50

  Loss on extinguishment of debt               $(0.03)                       $(0.03)
                                               -----          -----          -----          -----


Earnings (Loss) Per Common Share               $(0.17)        $0.25          $(0.09)        $0.50
                                               =====          =====          =====          =====

Earnings (Loss) Per Common Share -
  Assuming Dilution                            $(0.17)        $0.25          $(0.09)        $0.50
                                               =====          =====          =====          =====

Average Common Shares Outstanding              413.0          411.8          412.5          409.6
                                               =====          =====          =====          =====

(a) Includes a $157 million pretax charge ($116 million after taxes) for merger integration costs; $36 million of pretax earnings ($27 million after taxes) from the reversal of restructuring reserves no longer required; and restrucuring and other charges totaling $113 million before taxes ($68 million after taxes).

(b) Includes a $6 million pretax charge ($4 million after taxes) to write off in-process research and development costs related to an acquisition by Scitex, a 13% owned investee company.

(c) Amounts have been restated to reflect the merger with Union Camp.